Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS 2014 FULL YEAR FINANCIAL RESULTS

-Strengthened balance sheet enables focus on both Kanuma™ (sebelipase alfa) and multiple pipeline programs-

LEXINGTON, Mass., February 26, 2015 — Synageva BioPharma Corp. (NASDAQ: GEVA), a biopharmaceutical company developing therapeutic products for rare disorders, today reported 2014 full year financial results and provided 2015 goals, other key objectives, and financial guidance. Synageva’s management team will host a conference call today at 4:30 p.m. EST to review the financial results and provide a general business update. To participate in today’s call by telephone, please dial (877) 445-4603 for U.S. callers or (443) 295-9270 for international callers. In addition, the conference call will be webcast live and may be accessed from the Investor Relations section of Synageva’s website at www.synageva.com.

Kanuma™ (sebelipase alfa) and LAL Deficiency

The company recently announced that the U.S. Food and Drug Administration (FDA) accepted for filing the Biologics License Application (BLA) for Kanuma for the treatment of lysosomal acid lipase deficiency (LAL Deficiency). The FDA granted the company’s request for Priority Review, which shortens the regulatory review period and is reserved for investigational therapies that treat serious conditions and, if approved, would provide a significant improvement in safety or effectiveness compared to available therapies. The FDA established a target action date of September 8, 2015 under the Prescription Drug User Fee Act (PDUFA). The FDA indicated that they are not currently planning to hold an advisory committee meeting for the Kanuma BLA. Synageva plans to expand its regulatory submissions for Kanuma beyond the BLA in the U.S. and the marketing authorization application in Europe to include Mexico and Japan during this year.

The company recently initiated an expanded access program in the U.S. for Kanuma for any person with a confirmed diagnosis of LAL Deficiency who does not otherwise qualify to participate in an ongoing clinical trial with Kanuma. The FDA allows expanded access to investigational products for people with serious and life-threatening illnesses who may not qualify to participate in a clinical trial. In addition to initiating the expanded access program in the U.S., the company recently established GevaCare™, a global patient assistance program consisting of registered nurse case managers who, upon approval of Kanuma, will provide reimbursement information and supportive services for patients and their caregivers living with LAL Deficiency.

On February 13, 2015, the Japanese Patent Office issued Japanese Patent No. 5693728 relating to the treatment of LAL Deficiency with a patent term through 2031, not including any extension. This patent complements the patents recently issued in Europe (issued February 2015) and the U.S. (issued March 2014) relating to the treatment of LAL Deficiency, and is part of the planned global patent portfolio that covers the company’s LAL Deficiency program, including intellectual property directed to compositions of matter, methods of use and manufacturing.

SBC-103 for MPS IIIB

Dosing is underway in the Phase 1/2 trial with SBC-103 in patients with mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome). The open-label trial will enroll approximately nine patients, two years of age or greater but less than 12 years of age, with definitive diagnosis of MPS IIIB and developmental delay. Patients will be treated in one of three different dosing cohorts (0.3 mg/kg, 1.0 mg/kg or 3.0 mg/kg) with every other week intravenous administrations of SBC-103 for 24 weeks. Patients who meet qualifying criteria may continue dosing with SBC-103 for an extended period.

The primary endpoint of the trial is safety and tolerability of intravenous administration of SBC-103 in patients with MPS IIIB. The study will also determine the effects of dosing with SBC-103 on the onset, magnitude, and reversibility of changes in levels of total heparan sulfate (HS) in cerebral spinal fluid (CSF), serum, and urine as well as measure the effects of neurocognitive and developmental function and change in brain structures as assessed by magnetic resonance imaging. Exploratory biomarkers, SBC-103 concentration in CSF, MPS IIIB disease characteristics, symptoms, and quality of life will also be measured. The company plans to report preliminary data from this study during the second half of this year.

SBC-105 for GACI and other rare disorders of calcification

SBC-105 is Synageva’s third pipeline program and a first-mover enzyme replacement therapy in preclinical development for rare disorders of calcification, including the first planned indication for generalized arterial calcification of infancy (GACI). Patients with GACI suffer from calcification of the medium and large arteries leading to arterial narrowing and heart failure. The disease predominantly affects infants and children, and most patients with the disease die in early infancy.

In healthy individuals, an enzyme called ectonucleotide pyrophosphatase/phosphodiesterase-1 (ENPP1) generates pyrophosphate (PPi), which is a potent inhibitor of tissue calcification. Due to inherited mutations of ENPP1, patients with GACI have low levels of PPi, which results in increased calcification of the arteries and other tissues. SBC-105 is a recombinant enzyme that replaces the mutated ENPP1 enzyme and increases production of PPi. In a preclinical mouse model of GACI, SBC-105 improved survival, tissue calcification, and biomarkers associated with GACI. Beyond GACI, SBC-105 may have broader medical utility in other rare disorders of calcification including hypophosphatemic rickets and pseudoxanthoma elasticum, where low PPi levels contribute to pathological calcification with increased morbidity and mortality. The company plans to generate additional preclinical proof of concept data in disorders of calcification during this year.

Bio-superior pipeline programs

Synageva continues to explore opportunities to leverage the company’s manufacturing platform and other capabilities to create potentially bio-superior treatments for patient populations where there is still unmet medical need. The company has recently produced enzymes targeting Hunter syndrome, Fabry disease and Pompe disease with expression levels and activity that support further preclinical development. Ongoing preclinical development efforts are designed to generate proof of concept data including the potential for improved product characteristics for at least one of these programs this year.

Key Objectives for 2015:

•	Advance the global regulatory process for Kanuma for LAL Deficiency in the U.S., Europe, Japan and Latin America.

•	Continue global disease awareness programs to support identification of more patients with LAL Deficiency.

•	Prepare for the global launch of Kanuma.

•	Report preliminary data from the Phase 1/2 trial with SBC-103 in patients with MPS IIIB during the second half of 2015.

•	Advance SBC-105 towards the clinic and generate preclinical proof of concept data for disorders of calcification.

•	Advance bio-superior preclinical development efforts to generate proof of concept data including the potential for improved product characteristics for at least one of the Hunter syndrome/Fabry/Pompe disease programs.

2014 Full Year Financial Results

Revenue for the full year ended December 31, 2014 of $6.5 million included $6.0 million of Fuzeon royalties from Roche, as well as revenue of $0.5 million from collaborations and license fees. Total costs and expenses for the full year 2014, including research and development (R&D) expenses, sales, general and administrative (SG&A) expenses, and amortization of developed technology, totaled $198.6 million. This compares to total costs and expenses for the full year 2013 of $109.3 million.

Synageva had cash, cash equivalents and short-term investments totaling $446.9 million on December 31, 2014. The cash balance at December 31, 2014 does not include proceeds from the recent follow-on offering completed in January 2015 that resulted in $308.7 million in net proceeds to the company.

2015 Financial Outlook

Synageva currently expects total operating expenses between $280 million and $295 million for 2015. The total operating expense estimate is primarily due to investments supporting the global clinical development program for Kanuma, clinical development of SBC-103, preclinical development of SBC-105 and the potentially bio-superior programs, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of other preclinical pipeline programs.

Synageva routinely posts information that may be important to investors in the Investor Relations section of the company’s website at www.synageva.com. Synageva encourages investors and potential investors to consult this website regularly for important information about the company.

Medical information regarding Kanuma and LAL Deficiency is available by email at medinfo@synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, plans and timing to expand regulatory submissions for Kanuma outside of the U.S. and Europe, plans to prepare for the potential launch of Kanuma, plans for the Phase 1/2 trial with SBC-103 including the number of patients to enroll and timing to report preliminary data, plans and timing to advance SBC-105 to the clinic for GACI, SBC-105’s potential to have broader medical utility in other rare disorders and plans to develop SBC-105 in additional indications, the ability for the company’s manufacturing platform to potentially create bio-superior treatments, plans to generate proof of concept data and improved product characteristics, plans to advance a potentially bio-superior program into the clinic, plans to develop additional pipeline programs, plans to achieve certain objectives in 2015, and our 2015 financial guidance including our expected 2015 total operating expenses and the factors underlying our guidance and the planned allocation of our cash. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such as, unanticipated costs or delays in the company’s research and development programs, risk of delays in completing the company’s preclinical and clinical trials, risk that the outcomes of the preclinical or clinical trials may not support registration or further development of the company’s product candidates due to safety, efficacy or other reasons, the timing for initiating and completing potential preclinical and clinical studies, the timing for reporting data from potential preclinical and clinical studies, the content and timing of decisions by the FDA, EMA and other regulatory authorities, our ability to prepare for potential commercial launch of Kanuma, the ability to continue to produce favorable product attributes and characteristics expressed using the company’s proprietary platform, and the risks identified under the heading “Risk Factors” in the company’s prospectus supplement filed with the Securities and Exchange Commission (SEC) on January 7, 2015 and other filings Synageva periodically makes with the SEC including the Form 10-K for the fiscal year ending December 31, 2014 to be filed today, and others of which are not known. Preclinical and clinical trial data are subject to differing interpretations, and regulatory agencies, as well as medical and scientific experts, may not share Synageva’s views regarding these data or its implications. Synageva may encounter problems or delays in preclinical and clinical development and the regulatory process. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

“Synageva BioPharma™”, “Kanuma™” and “GevaCare™” are trademarks, and “Dedicated to Rare Diseases®” is a registered trademark, of Synageva BioPharma Corp.

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenues:
Royalty revenue	$987	$1,339	$6,000	$7,042
Collaboration and license revenue	250	2,135	492	6,332

Total revenue	1,237	3,474	6,492	13,374

Costs and expenses:
Research and development	40,637	25,177	142,638	79,644
Sales, general and administrative expense	17,662	8,866	54,498	27,560
Amortization of developed technology	244	375	1,489	2,073

Total costs and expenses	58,543	34,418	198,625	109,277

Loss from operations	(57,306)	(30,944)	(192,133)	(95,903)
Other income (expense), net	88	159	(238)	159
Interest income, net	43	97	263	342

Loss before provision from income taxes	(57,175)	(30,688)	(192,108)	(95,402)
Provision for income taxes	490	48	540	48

Net loss	$(57,665)	$(30,736)	$(192,648)	$(95,450)

Basic and diluted net income per share	$(1.73)	$(1.00)	$(5.89)	$(3.40)

Weighted average shares used in basic and diluted per share computations	33,260	30,751	32,719	28,087

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of December 31,
	2014	2013
Cash, cash equivalents, and short-term investments	$446,908	$408,733
Working capital	432,589	402,803
Total assets	504,203	447,949
Accumulated deficit	(446,887)	(254,239)
Total stockholders’ equity	$473,239	$430,201

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com